Exhibit 99.1

Contact:	Tiana Gorham Biopure Corporation (617) 234-6826 IR@biopure.com	Herb Lanzet (Investors) H.L. Lanzet Inc. (212) 888-4570 lanzet@aol.com
FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES PRICING OF EQUITY OFFERING
CAMBRIDGE, Mass., November 1, 2007 — Biopure Corporation (Nasdaq: BPUR) announced today the pricing of an underwritten public offering of stock and warrants. Subject to closing conditions, the underwriters have agreed to purchase from the company 16,850,000 new shares of Biopure common stock and warrants to acquire an additional 16,850,000 new shares. The price for one share and one warrant is $0.85, and the exercise price of each warrant is $1.06. This transaction is expected to close on or about November 6, 2007, resulting in net proceeds to Biopure of approximately $13.0 million assuming no exercise of the warrants issued in the offering. These warrants have a five-year term and are callable by Biopure after six months provided that the weighted average price of Biopure’s common stock for ten consecutive days is over $1.59. Biopure has granted the underwriters a 45-day option to purchase an additional 2,527,500 shares and 2,527,500 warrants to cover over-allotments.
Biopure intends to use the proceeds from this offering for general corporate and working capital purposes.
Copies of the prospectuses and related prospectus supplement for this offering may be obtained from the managing underwriter, Dawson James Securities, Inc. at 925 South Federal Highway, 6th Floor, Boca Raton, FL 33432.
Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues.
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